Exhibit 99.28(d)(iii)

INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT, effective February 1, 2021 by and between GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC, an Indiana limited liability corporation registered as an investment advisor under the Investment Advisors Act of 1940 (the “Advisor”), and MILLIMAN FINANCIAL RISK MANAGEMENT LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Advisor is the investment advisor to Forethought Variable Insurance Trust (the “Trust”), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor’s investment advisory activities on behalf of each series of the Trust that is identified on Schedule A to this Agreement, as may be amended from time to time (each such series referred to individually as a “Fund”);

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Services to be Rendered by the Subadvisor to the Fund.

(a) Investment Program. Subject to the control of the Trust’s Board of Directors/Trustees (“Directors/Trustees”) and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions and will place all orders for the purchase and sale of portfolio securities and other investments. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund’s Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Board of Directors/Trustees or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

(b) Availability of Personnel. The Subadvisor at its expense will make available to the Directors/Trustees and Advisor at reasonable times, its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund’s investment policies and to consult with the Directors/Trustees and Advisor regarding the Fund’s investment affairs, including economic, statistical and investment matters relevant to the Subadvisor’s duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

(c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

(e) Valuation. The Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information and shall assist the Directors/Trustees and Advisor in any fair value determinations as necessary, relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request.

(f) Executing Portfolio Transactions.

i) Brokerage. In selecting brokers, dealers and futures commission merchants (each an “FCM”) to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to the policies adopted by the Fund’s Directors/Trustees, the Subadvisor, in carrying out its duties under Section 1(a), may cause the Fund to pay a broker-dealer or FCM which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the “34 Act”) or formal/informal staff opinions a higher commission than that which might be charged by another broker-dealer or FCM which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer or FCM, viewed in terms of either that particular transaction or the overall responsibilities of the subadvisor with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the ‘34 Act or rules).

ii) Aggregate Transactions. In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities or other investments to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

iii) Directed Brokerage. The Advisor may direct the Subadvisor to use a particular broker, dealer or FCM for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so and is in compliance with Federal and State securities laws.

(iv) Reports on Portfolio Transactions. The Subadvisor shall provide to the Advisor and the Directors/Trustees such reports in respect to the placement of portfolio transactions, for the Fund as the Advisor or the Directors/Trustees may reasonably request and, upon such request, will provide the Advisor and the Directors/Trustees with its policies and practices with respect to “soft dollar” transactions and aggregate trading.

v) Brokerage Accounts. The Advisor authorizes and empowers the Subadvisor to direct the Fund’s custodian to open and maintain brokerage accounts and FCM accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above. The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund’s custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers or FCMs as the Subadvisor deems desirable or appropriate.

(g) Furnishing Information for the Fund’s Proxies and Other Required Mailings. The Subadvisor agrees to provide the Advisor in a timely manner with all information relating to the Subadvisor, including the Subadvisor’s certified balance sheet and information concerning the Subadvisor’s controlling persons, necessary for preparation of the Fund’s proxy statements or other required mailings, as may be needed from time to time. For the avoidance of doubt, the Subadvisor will not have any obligation to vote any proxies.

2.	Books, Records and Procedures.

(a) In connection with the purchase and sale of the Fund’s portfolio securities and other investments, the Subadvisor shall arrange for the transmission to the Fund’s custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

(b) The Subadvisor warrants that it is duly registered and in good standing as a registered investment advisor with the U.S. Securities and Exchange Commission. Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisors Act of 1940 and any other applicable laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund’s or Advisor’s request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) or any other applicable rule insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

(c) The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Fund. Further, the Subadvisor will not undertake, or permit such persons to undertake, any activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement, or under the Code of Ethics.

(d) The Subadvisor represents that it has adopted and will maintain at all times written supervisory procedures in accordance with Rule 206(4)-7 under the Investment Advisors Act of 1940 that are reasonable designed to prevent violations of the federal securities laws.

(e) The Subadvisor periodically shall supply to the Board of Directors/Trustees its policies on “soft dollars”, trade allocations and brokerage allocation, such other policies and procedures as may be required under Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Investment Advisors Act of 1940 and any other material the Advisor may reasonably request.

(f) The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies.

3.	Additional Subadvisors. The Advisor or its affiliates may, from time to time, engage other subadvisors to advise other portions of the Funds, other series of the Trust (or portions thereof), or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). The Subadvisor agrees that it will not consult with any other subadvisor engaged by the Advisor or its affiliates with respect to transactions in securities or other assets concerning a Fund or another Sub-Advised Fund, except to the extent permitted by the rules under the 1940 Act that permit certain transactions with a subadvisor or its affiliates.

4.	Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor’s services rendered pursuant to this Agreement an annual Subadvisory fee as specified in Schedule A to this Agreement. Such fees shall be paid by the Advisor (and not by the Fund/Trust). Such fees shall be computed daily and paid quarterly in arrears. For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation/Declaration of Trust and Bylaws of the Fund/Trust. Any change in the Schedule pertaining to any new or existing series of the Fund/Trust shall not be deemed to affect the interest of any other series of the Fund/Trust and shall not require the approval of shareholders of any other series of the Fund/Trust.

5.	Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Advisory Agreement between the Advisor and the Fund/Trust shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund/Trust, and by the vote, cast at a meeting called for the purpose of voting on such approval, of a majority of the Directors/Trustees of the Trust who are not interested persons of the Fund/Trust, the Advisor or the Subadvisor.

6.	Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Fund now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors/Trustees of the Trust who are not parties to this Agreement or interested persons of such party, cast at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that Funds’ outstanding voting securities or as otherwise provided by law, or pursuant to an exemptive order governing such vote. This Agreement shall remain in full force and effect with respect to a Fund continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

(a) The Trust may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors/Trustees of the Trust or (ii) outstanding voting securities of the applicable series of the Fund.

(b) This Agreement will terminate automatically with respect to a Fund unless, within two years of the effective date of that Fund, and at least annually thereafter through December 31 of each calendar year, the continuance of this Agreement is specifically approved by (i) the Directors/Trustees of the Trust or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Directors/Trustees of the Trust, who are not interested persons of the Fund/Trust, Advisor or Subadvisor, by vote cast at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

(d) The Advisor may terminate this Agreement with respect to any or all Funds immediately by written notice if the Confidentiality and Confidentiality Agreement referred to in Section 11 of this Agreement is, in the sole opinion of the Advisor, violated.

Upon termination of this Agreement with respect to any Fund/Trust,

(a) The duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor, and

(b) Both parties agree to use reasonable efforts to jointly issue public statements, other than those public statements required by law, regarding the termination.

7.	Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

(a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisors Act of 1940, as amended;

(b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund/Trust;

(c) a material violation of the Subadvisor’s Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

(d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Subadvisor that might affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8.	Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding Shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9.	Limitation of Liability and Indemnification.

(a) Limitation of Liability. Subadvisor will exercise reasonable care in its performance of the services. Except for the indemnification obligations set forth in Section 9(b), neither party, nor its affiliates, nor any of their respective officers, directors, employees or agents shall be liable hereunder for any actions performed or omitted to be performed or for any errors of judgment. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that either party, the Fund/Trust, or the respective Directors/Trustees, officers and shareholders may have under any such laws.

(b) Subadvisor Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, the Fund/Trust and their respective Directors/Trustees, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys’ fees) arising or resulting from Subadvisor’s fraud, willful misfeasance, bad faith, gross negligence, violation of law or reckless disregard of its duties hereunder. In no event shall Subadvisor be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

(c) Advisor Indemnification. The Advisor shall indemnify and hold harmless the Subadvisor, the Fund/Trust, their respective Directors/Trustees, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys’ fees) arising or resulting from the Advisor’s fraud, willful misfeasance, bad faith, gross negligence, violation of law or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund/Trust.

(d) The Subadvisor shall not be liable to Advisor, the Fund/Trust or their respective Directors/Trustees, for acts of the Subadvisor which result from acts of the Advisor or other subadvisors to the Fund/Trust, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by the Advisor, which records are not also maintained by or otherwise available to the Subadvisor upon reasonable request.

This Section 9 shall survive the termination of this Agreement.

10.	Applicable Law and Dispute Resolution.

(a) This Agreement shall be governed by New York law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the State of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

(b) In the event of any dispute arising out of or relating to this Agreement, the Parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators in Montgomery County, Maryland and shall be governed by the internal laws of the State of New York. Within 30 days after the commencement of the arbitration, each party shall designate in writing a single independent arbitrator. The two arbitrators designated by the Parties shall then select a third arbitrator. Each arbitrator shall have a background in either investment advisory services, actuarial science or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither Party may disclose the content or results of any arbitration hereunder without the prior written consent of the other Party, except that disclosure is permitted to a Party’s auditors, legal advisors and financial advisors and regulators.

The parties acknowledge that:

•	Arbitration is final and binding

•	They are waiving their right to seek remedies in court, including the right to a jury trial

•	Pre-arbitration discovery is more limited than and different from court proceedings

•	The arbitration award is not required to include factual findings or legal reasoning, and a party’s right to appeal or seek modifications of the award is strictly limited.

11.	Confidentiality; Use of Name.

Subject to the duties of the Advisor, the Trust and the Subadvisor to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Funds and the actions of the Subadvisor, the Advisor and the Funds in respect thereof; except to the extent:

(a) Authorized. The Advisor, the Trust, or the Subadvisor has authorized such disclosure or such disclosure is made to an affiliate or agent of the parties, provided that (i) such affiliate or agent has a “need to know” for the furtherance of the obligations under this Agreement and (ii) such affiliate or agent agrees to be bound by the Confidentiality provisions of this Section 15;

(b) Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c) Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d) Already Known. Such information already was known by the party prior to the date hereof;

(e) Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Funds’ custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f) Independently Developed. The party independently developed such information.

In addition, the Subadvisor and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing a Fund’s portfolio holdings. The Subadvisor agrees, consistent with its Code of Ethics, it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about a Fund’s portfolio holdings. The Advisor and Trust each understand, acknowledge, and agree that the Fund is managed by the Subadvisor using investment models which are used by the Subadvisor and its affiliates to manage other accounts (specifically including, but not limited to, other registered mutual funds), that such other accounts may have portfolio holdings that are substantially similar or identical to those of the Fund, and that the use of such other portfolio holdings information is not subject to the restrictions of this Agreement or the Trust’s policies and procedures related to the disclosure of portfolio holdings.

12.	Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

The Advisor and the Subadvisor each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Advisor or the Subadvisor, respectively, any order or judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Advisor or the Subadvisor, respectively. The obligations of the Advisor and the Subadvisor, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.

References to the requirements of the 1940 Act herein should be interpreted as now in effect or as hereafter amended and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission or its staff.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

ADVISOR
GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC

BY:
Eric Todd
President, Global Atlantic Investment Advisors, LLC

Address for Notices:

Global Atlantic Investment Advisors, LLC

10 West Market Street

Suite 2300

Indianapolis, IN 46204

Attn: President

SUBADVISOR
MILLIMAN FINANCIAL RISK MANAGEMENT LLC

BY:
Name:
Title:

Address for Notices:

Milliman Financial Risk Management LLC

71 South Wacker Drive, 31st Floor

Chicago, IL 60606

Schedule A

to the Investment Subadvisory Agreement

between Global Atlantic Investment Advisors, LLC

and Milliman Financial Risk Management LLC

Pursuant to the recitals of the Investment Subadvisory Agreement between Global Atlantic Investment Advisors, LLC (the “Advisor”) and Milliman Financial Risk Management LLC (the “Subadvisor”), the Subadvisor is retained to furnish the Advisor with advisory services in connection with the Advisor’s investment advisory activities on behalf of the following Funds.

FUNDS TO BE SERVICED

1.	Global Atlantic American Funds® Managed Risk Portfolio

2.	Global Atlantic Balanced Managed Risk Portfolio

3.	Global Atlantic BlackRock Selects Managed Risk Portfolio

4.	Global Atlantic Franklin Dividend and Income Managed Risk Portfolio

5.	Global Atlantic Growth Managed Risk Portfolio

6.	Global Atlantic Moderate Growth Managed Risk Portfolio

7.	Global Atlantic Select Advisor Managed Risk Portfolio

8.	Global Atlantic Wellington Research Managed Risk Portfolio

ANNUAL FEE TO SUBADVISOR

[Insert Sub-advisory Fee Schedule]